FOR IMMEDIATE RELEASE

FOR:	Mesa Air Group, Inc.	CONTACT:	Peter Murnane
	410 North 44th Street, Ste. 700		602-685-4010
Phoenix, Arizona 85008

MESA AIR GROUP, INC. PRICES SENIOR CONVERTIBLE NOTES DUE 2024

PHOENIX, Feb 5, 2004 - Mesa Air Group, Inc. (Nasdaq: MESA), today announced the pricing of a private placement of $100 million issue price of 3.625% Senior Convertible Notes due 2024. The sale of the notes is expected to close on February 10, 2004. The notes will bear cash interest at a fixed rate of 3.625% per year on the issue amount, payable semiannually in arrears until February 10, 2009. Thereafter, the notes will cease bearing cash interest and begin accruing interest at a rate of 3.625% until maturity. The aggregate amount due at maturity, including interest accrued from February 10, 2009, will be $171.4 million.

Each note will be issued at a price of $583.40 and is convertible into Mesa common stock at a conversion ratio of 40.3737 shares per $1,000 principal amount at maturity of notes. This represents an equivalent conversion price of $14.45 per share (subject to adjustment in certain circumstances), or a 40.3% premium over the Nasdaq closing price for the Company’s common shares of $10.30 per share on February 4, 2004.

Mesa may redeem the notes, in whole or in part, on or after February 10, 2009. Up to an additional $25 million issue price of the notes may be sold upon the exercise of a 30-day option granted to the initial purchasers of the notes, which would result in an increase in the aggregate principal and interest due at maturity of up to $42.9 million.

The offering has been made only to qualified institutional buyers in accordance Rule 144A under the Securities Act of 1933. Mesa intends to use the net proceeds from the offering for general corporate purposes and to fund obligations with respect to future regional jet deliveries.

This announcement is neither an offer to sell nor a solicitation to buy any of these notes and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The notes being offered and the common stock issuable upon conversion of the notes have not been registered under the Securities Act, or any state securities laws, and may not be offered or sold in the United States absent registration under, or an applicable exemption from, the registration requirements of the Securities Act and applicable state securities laws.

Mesa currently operates 159 aircraft with 1,012 daily system departures to 151 cities, 40 states, the District of Columbia, Canada, Mexico and the Bahamas. It operates in the West and Midwest as America West Express; the Midwest and East as US Airways Express; in Denver, Los Angeles, and Chicago as United Express; in Kansas City with Midwest Airlines and in New Mexico and Texas as Mesa Airlines. The Company, which was founded in New Mexico in 1982, has approximately 4,400 employees. Mesa is a member of the Regional Airline Association and Regional Aviation Partners.

This press release contains various forward-looking statements that are based on management’s beliefs, as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable; it can give no assurance that such expectations will prove to have been correct. These statements, in addition to statements made in conjunction with the words “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” and similar expressions, are forward-looking statements within the meaning of the Safe Harbor provision of Section 27A of the Securities Act of 1933 as amended and Section 21E of the Securities Exchange Act of 1934 as amended. These statements relate to future events or the future financial performance of Mesa and only reflect Management’s expectations and estimates. The following is a list of factors, among others, that could cause actual results to differ materially from the forward-looking statements: changing business conditions in certain market segments and industries; changes in Mesa’s code sharing relationships; the inability of either America West or US Airways to pay its obligations under the code share agreements; the ability of Mesa to successfully retire portions of its turboprop fleet; the unavailability of, or inability to secure upon acceptable terms, financing necessary to purchase aircraft we have ordered; an increase in competition along the routes Mesa operates or plans to operate; delays in completion by the manufacturer of the ordered and yet-to-be delivered aircraft; changes in general and regional economic conditions; changes in fuel price; the increased cost and reduced availability of insurance; Mesa’s relationship with employees and the terms of future collective bargaining agreements; the impact of current and future laws; additional terrorist attacks; Congressional investigations, and governmental regulations affecting the airline industry and Mesa’s operations; bureaucratic delays; amendments to existing legislation; consumers unwilling to incur greater costs for flights; unfavorable resolution of negotiations with municipalities for the leasing of facilities; and risks associated with litigation outcomes. One or more of these or other factors may cause Mesa’s actual results to differ materially from any forward-looking statement. Mesa is not undertaking any obligation to update any forward-looking statements contained in this press release.

For further information regarding this press release please contact Peter Murnane at 602-685-4010 or Peter.Murnane@Mesa-Air.com